Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND ARE THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Administrative Services & Co-Employment Agreement

Abet Solutions Inc, providing services to
Lomond Therapeutics, Inc.

I. Preamble

This Services & Co-Employment Agreement (“Agreement”) is entered into by and between Abet Solutions Inc. (“Abet Solutions”) and Lomond Therapeutics, Inc. (hereinafter the “Client”) and is effective on 12:01 a.m. of the date of last signature below (the “Effective Date”).

By entering into this Agreement, the parties intend to create an administrative services and co-employment arrangement to better facilitate Client's core business; by achieving certain economies of scale and scope in the areas of human resources/payroll management and administrative activities including accounting, financial reporting, payables and receivables management, and tax preparation and filings. Because the scope of services under this Agreement, including co-employment arrangements, entail specialized ways of addressing human resource and administrative issues, this Agreement allocates between Abet Solutions and Client the areas of responsibility and liability associated with these arrangements.

No provision of this Agreement will be construed to relieve the directors or officers of Client from the performance of their respective duties or limit the exercise of their powers in accordance with the Certificate of Incorporation or By-Laws of Client, any applicable provisions of the Corporation Law of the State of formation, or otherwise. The activities of Client will at all times be subject to the control and direction of its Board of Directors and Officers.

II. Human Resources and Payroll Matters

1. A co-employment arrangement is established by Abet Solutions assuming some of Client's rights and responsibilities with respect to the Client co-employees. The term Client co-employees means individuals who have submitted a completed employment application to Client, been approved for hire by Client, and been assigned by Client to work at assigned worksites, performing their services under Client's direction and control. The term excludes 1) those co-employees hired by Abet Solutions only (and not Client) to provide the services offered by Abet Solutions (i.e., Abet Solutions Corporate Employees), or 2) individuals who may be providing services to Client through a temporary staffing arrangement, as independent contractors, or any other arrangement. During the term of the Agreement, the Client co-employees are employees of both Abet Solutions and Client. Abet Solutions intends the term "co-employment" to have the same meaning as designated by some legal authorities in which a company (i.e., Abet Solutions) by contract reserves and exercises a right of direction and control over the Client personnel assigned to Client's worksites with Client retaining sufficient direction and control over these co-employees as is necessary to conduct Client's business and without which Client would be unable to conduct business, discharge fiduciary responsibilities, or comply with the law. Except in the matters explicitly set forth in this Agreement, Abet Solutions assigns all right of direction and control to Client.

Upon the effective date of the Agreement, designated Client co-employees will become Abet Solutions co-employees. For purposes of this agreement, Abet Solutions is the employer of record. Abet Solutions assumes responsibility for the payroll, employer taxes and benefits of all Client co-employees during the term of this Agreement. The Client personnel will perform the job duties required by Client at that Client's worksites. Client acknowledges that it is solely responsible for any employment-related investigation, demand, claim, and/or litigation relates to facts or circumstances of the employment. Client acknowledges that such responsibility includes, but is not limited to, payment of attorney's fees, investigation costs, damages, liability, or similar charges, costs, or expenses. The addition of Abet Solutions as a co-employer is communicated in writing to the co-employees so that everyone has a clear understanding of the co-employment arrangement.

2. Client retains employer's rights as to the Client personnel, including without limitation, the right to hire, assign to worksites, fire, discipline, establish pay rates, approve scheduled and worked hours and wages paid. Client retains such direction, supervision, and control of the Client personnel as is necessary to conduct its business on a day-to-day basis. Further, Client retains full responsibility for its business, products, and services; the determination of the level of wages to be paid above the Fair Labor Standards Act (FLSA) minimum wage and salary requirements; worksite premises; and any third party, subcontractor or non- Client personnel.

3. Abet Solutions’ employer role is limited to its status as the employer of record for Client’s employees. In recognition of the effort necessary to provide this service, both parties agree to cooperate with each other. The parties acknowledge that the duty and obligation to cooperate is a material term of this Agreement. Client agrees to keep Abet Solutions informed about potential and actual employee problems as they arise and notify Abet Solutions within two (2) working days of any changes in the employment status of Client personnel. Client will also provide Abet Solutions with copies of documents contained in Client personnel's file at Client’s cost. Abet Solutions will give Client reasonable notice of the need for such files. Client agrees that it will cooperate with Abet Solutions in the following fashion:

a) promptly and accurately inform Abet Solutions of all employee issues, including but not limited to, employee work-related injuries or accidents, the co-employees' job functions and duties, number of hours worked, any union organizational activities, any formal or informal work-related complaints, including complaints of harassment or unfair treatment, charges of discrimination, governmental investigations, threatened employment-related lawsuits, or any similar employment-related developments;

b) promptly address employee issues, including but not limited to, implementing policies and procedures recommended by Abet Solutions, informing Abet Solutions about any employment-related investigations and the findings of such investigations, providing reasonable accommodations when required by the Americans with Disabilities Act (ADA) or other comparable laws, and taking the steps required for workplace safety;

c) give Abet Solutions (or its designated agents and/or attorneys) reasonable access to the worksite as well as access to information, data, files, etc., pertaining to the co-employees, which access includes the right to audit such information or examine the premises on a periodic basis;

d) consult with Abet Solutions before taking any employment action which could be construed as adverse to the employee (e.g., firing, demoting, changing job functions or responsibilities, transferring, etc.);

e) take the primary role in the defense of any employment-related claim, charge, lawsuit, investigation, audit, etc., which may be filed against Client, Abet Solutions, or both; and

f)   provide any other assistance reasonably necessary to perform the duties of this Agreement.

These duties will survive the termination or expiration of the Agreement as long as the cause of action arose during the existence of the Agreement. The duty to cooperate does not apply if the parties are litigating against each other. Because the duty to cooperate is critical to Abet Solutions’ ability to provide services under this Agreement, Client's failure to abide by this provision is a material breach for which Abet Solutions may immediately terminate the Agreement, in its sole discretion.

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4. Client further agrees that the duty to cooperate includes the duty to share with Abet Solutions all information relating to the Client personnel and the worksite on an ongoing basis, including but not limited to, promptly providing Abet Solutions with complete and accurate information pertaining to anything affecting the worksite and the Client personnel. Client agrees to collect, verify, and transmit to Abet Solutions’ designated representative written notice before it closes any business location, facility, takes any action which would require compliance with the federal Worker Adjustment Retraining Notification Act (WARN), makes an assignment for the benefit of creditors, files for relief under the U.S. Bankruptcy Code, or seeks the appointment of a receiver. Client agrees that it will notify Abet Solutions at least [***] days before a WARN notification is required to be given to the Client personnel. Client agrees to continue to make complete and truthful disclosures to Abet Solutions of any employment-related information Abet Solutions needs to perform the duties of this Agreement. Each party agrees to notify the other immediately of any claim to which either Party’s indemnification warranties may apply.

5. Because Abet Solutions will have access to information which may be confidential, proprietary, and/or trade secrets of Client, the parties agree that Abet Solutions will treat confidentially any such information identified to Abet Solutions as being confidential and not disclose the information to any third party (except a trusted advisor, such as the party's attorney, accountant, or financial advisor), unless required by law. The parties agree that, if Abet Solutions gives its trusted advisor any confidential, proprietary information, and/or trade secrets of the Client, it will take all reasonable steps to ensure that its trusted advisor preserves the confidential nature of the information. Any information, data, etc., which the Client advises Abet Solutions is confidential, proprietary, and/or a trade secret or that by its nature would be understood by a reasonable person to be proprietary or confidential is “Confidential Information” included in this Section, whether such information is considered as such under the law. The parties agree that this Agreement and its terms are considered Confidential Information. Client is responsible for taking the necessary precautions to designate information it considers confidential, proprietary and/or a trade secret. Abet Solutions agrees to use the Confidential Information to facilitate the performance or enforcement of this Agreement and for no other purpose. If the Agreement is terminated or expires, this Section 5 survives for [***] years after such event or until the information becomes known to the general public. The parties acknowledge that a breach of this provision would create irreparable harm and, therefore, the non-breaching party would be entitled to an injunction or similar remedy to specifically enforce this provision. The parties specifically acknowledge that money damages alone may not be an adequate remedy for any damage which might be suffered as a result of a breach of this provision. Nothing in this provision will be construed as prohibiting the non-breaching party from any other remedy or remedies including, but not limited to, recovery of damages.

a) Certain Definitions.

(i) “Field” means research and development of any [***] Compound, ZE50-0134 Compound, ZE46-0134 Compound, IRAK4 inhibitor, [***] inhibitor and any products containing any of such compound(s).

(ii) “ZE46-0134 Compound” means the compound referred to as ZE46-0134 (Lomonitnib).

(iii) “ZE50-0134 Compound” means the compound referred to as ZE50-0134 (Lonitoclax).

(iv) “[***] Compound” means any compound that is: (x) the compound referred to as [***]; (y) any other menin inhibitor claimed in a patent right licensed to Lomond; or (z) any base form, metabolite, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of a compound in any of (x)-(z).  For clarity, [***] is not a [***] Compound.

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b) The parties also acknowledge and agree that Client is the owner of any and all (a) intellectual property rights existing before the term of this Agreement relating to the business of Client, and (b) inventions, data, works of authorship, discoveries, designs, and technology in the Field, in each case that are created in the course of performing services under the Agreement (e.g., any services provided to Client by any personnel of Abet Solutions, whether co-employees or otherwise) (including all patent rights, copyrights, trade secret rights, and other intellectual property rights therein, “Client Inventions”). Abet Solutions hereby assigns to Client, all right, title and interest in and to all Client Inventions and will fully cooperate with Client to effectuate, evidence and perfect the foregoing. Client, as owner of the Client Inventions, is responsible for payment of any associated costs. If any Client Inventions cannot be fully made, used, modified, or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any intellectual property rights owned or licensed to Abet Solutions, Abet Solutions hereby grants to Client a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all such intellectual property rights embodied therein or related thereto. Notwithstanding anything else, Section II(5)(a) and II(5)(b) shall survive any expiration or termination of this Agreement.

c) Abet Solutions represents and warrants that all past and existing employees and personnel of Abet Solutions who have participated or will be participating in the services under this Agreement or the creation of Client Inventions (“Contributors”) have executed written agreements pursuant to which Abet Solutions has received sufficient rights to allow it to fully comply with its obligations under this Agreement (which agreements will include, without limitation, provisions pursuant to which each such Contributor has assigned to Abet Solutions free and clear of all liens and encumbrances his or her entire right, title and interest in and to all Client Inventions).

6. Part of the services Abet Solutions provides to Client is guidance regarding good management techniques and compliance with various employment laws. For any Client personnel covered by this Agreement, Abet Solutions will assist Client by providing compliance guidance regarding the following laws, as amended from time to time:

a) the FLSA and/or comparable state or local laws;

b) if applicable, the Consolidated Omnibus Budget Reconciliation Act (i.e., COBRA, the federal group health plan continuation coverage);

c) the Immigration and Nationality Act and the Immigration Reform and Control Act;

d) the Consumer Credit Protection Act and/or comparable state or local laws;

e) if applicable, the Employee Retirement Income Security Act (ERISA) and other laws covering employee benefit plans (e.g., group health, cafeteria, and 401(k) Plans);

f)   the Family and Medical Leave Act and similar state or local leave laws;

g) the Occupational Safety and Health Act (OSHA) and comparable state or local laws, regulations, or ordinances. Client retains a right of direction and control over the management of safety, risk, hazard control affecting the Client personnel, including responsibility for performing safety inspections of Client equipment and premises, and promulgating employment and safety policies;

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h) the National Labor Relations Act. The parties acknowledge that Client is the employer who would be the party to any collective bargaining agreement because Client exercises control over the primary employment conditions subject to a collective bargaining agreement. Client acknowledges that the union is the exclusive bargaining representative for co-employees covered by any valid collective bargaining agreement. Client will abide by the terms and conditions of any valid collective bargaining agreement whether in existence as of the Effective Date or if subsequently entered into by Client and a union; and

i) all other applicable federal, state, or local employment laws (e.g., Title VII of the Civil Rights Act, the ADA, the Age Discrimination in Employment Act, etc., as well as those pertaining to federal contractors if Client is a government contractor. Abet Solutions does not provide services relating to Title III of the ADA (e.g., making the facility accessible to the public, etc.), however, and Abet Solutions is not responsible for the cost of reasonable accommodation under Title III.

7. Abet Solutions will maintain workers' compensation coverage for each co-employee, including its own personnel, if any, in accordance with the laws of the states in which the co-employees work. Abet Solutions is solely responsible for obtaining adequate and appropriate worker’s compensation at rates and on terms necessary and sufficient to comply with Federal and state law concerning worker’s compensation and workplace safety and protections.

8. Abet Solutions is solely responsible for administering Client's policies as they may from time to time be amended, regarding employee benefits such as vacation, sick leave, family leave, and other comparable benefits.

9. As part of its services and co-employment relationship serving Client under this Agreement, Abet Solutions will choose, procure, and administer payroll processing services; and choose, procure, and administer benefit plans as identified by Client. Abet Solutions acknowledges that it is the sponsor of such plans, and Client is the guarantor for the cost and expense of payroll processing, employer taxes, and direct and administrative benefit cost and expense. Client understands that the cost of the employee benefits and Abet Solutions’ employer obligations is part of Abet Solutions’ cost of doing business and constitutes an additional expense charged to Client.

10. Client recognizes that Abet Solutions’ provision of services does not relieve Client of responsibility and liability for those matters over which it has control. Additionally, Client agrees to comply with any other laws affecting or regulating its business, including but not limited to, professional licensing, etc.

11. Because Client owns and controls the worksite, Client agrees to comply with all federal and state health and safety laws, regulations, ordinances, rules, etc., as amended, including but not limited to, those governing OSHA, workers' compensation, etc. Client agrees to pay for, provide, and ensure the Client personnel's use of any equipment required by law or reasonably required by its insurers for worksite safety. If Client is informed by its regulatory authorities or insurer of an unsafe working condition or a violation of any applicable law, Client agrees to take the necessary steps to rectify the unsafe condition or correct the violation within a reasonable period of time and acknowledges it is responsible for payments associated with remedying the problem. Failure of Client to make the necessary correction means that Abet Solutions has the right to terminate the Agreement immediately.

12. Client is responsible for implementing and enforcing worksite procedures necessary to prevent the misuse, destruction, misappropriation, theft, or embezzlement of personal, real, or intellectual property of Client or its customers or clients.

13. Because the ADA and comparable laws impose affirmative obligations on employers to provide a reasonable accommodation to a qualified individual with a disability and to make a public facility accessible, Client agrees that it will pay the costs associated with complying with these laws. Client acknowledges that it, and not Abet Solutions, assumes the responsibility for providing regulatory compliance with Title III of the ADA (i.e., public access to facilities).

14. Client acknowledges that Abet Solutions does not guarantee the Client personnel' performance because Abet Solutions does not direct, supervise, or control the day-to-day operations of Client's business. If any law requires Client personnel to have or maintain a special license or be supervised by Client personnel with such a license, Client will ensure that the Client personnel is so licensed or supervised. Client will pay for the costs associated with obtaining such license. Further, because Client controls its business affairs, it acknowledges that Abet Solutions is not responsible for any loss of revenue, product, business, or injury to Client or a third party due to any act or omission of a Client personnel.

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III. Administrative Services

1. Abet Solutions agrees to provide Client, directly or indirectly through its contractors, administrative support services and access to the management experience and knowledge of its corporate staff. Such services include general management and operations including: financial management and reporting; insurance program marketing and administration; tax research, planning, and filings for federal and state taxes; as well as advice and assistance in selection and implementation of services to various other operational matters. These administrative services are in addition to the human resources and payroll management detailed in Section II. For purposes of this Section III, Abet Solutions is not and will not be construed by Client to be a co-employer or an employer of record.

2. Client recognizes that Abet Solutions has heretofore provided, or has made arrangements for, certain other services and benefits for Client and Abet Solutions may continue to provide or make arrangements for certain of such services, and may incur guarantees of obligations on behalf of Client. The foregoing may involve, among other things, various types of insurance programs; various legal, accounting and other matters requiring outside professional services or in-house services by Abet Solutions personnel, including but not limited to legal and accounting services which are not in the ordinary course; and guarantees of obligations. To the extent Abet Solutions continues to incur obligations for Client in connection with such services and benefits, Client will pay to Abet Solutions or to the provider of such services, in addition to the fees identified in Section IV of this Agreement, the actual and identifiable costs of such services and benefits, or in those cases where actual costs cannot be identified, Client's proportionate share of such benefits and services, and the sums necessary to discharge, repay or to otherwise compensate Abet Solutions for any obligations incurred by Abet Solutions in connection therewith (collectively, “Additional Costs”); provided, however, that Client shall have the right to direct Abet Solutions to cease incurring Additional Costs at any time upon [***] days’ notice to Abet Solutions (such [***] day period, the “Wind Down Period”). Abet Solutions shall wind-down and cease incurring Additional Costs during the Wind Down Period, and Client shall only be required to pay for Additional Costs reasonably incurred by Abet Solutions through the end of the Wind Down Period.

3. Client agrees to maintain the types of insurance listed below, and to provide Abet Solutions with a copy of the insurance certificates regarding the applicable insurance when requested. Client agrees to inform Abet Solutions immediately if any of Client's insurers materially modify the terms of any insurance discussed below, inform Client of a pending termination of coverage, or terminate coverage. If requested by Abet Solutions, Client will arrange for insurer to name Abet Solutions as an Additional Insured within [***] days of request.

a) Automobile coverage for all vehicles used in connection with the business, whether or not owned by Client. Such insurance must also cover public liability for bodily injury and property damage for each vehicle up to the above-stated limit and uninsured motorist or of at least the minimum limits required by state law.

b) General liability coverage with a minimum combined single limit of at least [***], or higher if Abet Solutions determines that higher minimums are necessary and prudent; for the premises, operations, products, completed operations, contract and broad form property damage, independent contractors, and personal injury of non-employees.

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c) For property and business personal property insurance, Client will procure and maintain broad form insurance in amounts sufficient to cover any reasonably anticipated property damage and loss, including any limits, coverages, and loss payee assignments required by Client’s lessors and leased property owners.

d) Professional licensing, malpractice, and/or liability coverage for all Client’s licensed professionals whether employees or as contractors, if Client renders professional services or provide services which require co-employees to be licensed. Client may allow licensed professional contractors, but not co-employees, to purchase and carry their own individual professional liability and malpractice insurance, however Client must obtain and provide proof of such individual insurance in the form of issuer-prepared Certificates of Insurance, and proof of timely renewal of all such insurance.

e) Any fidelity bond reasonably required because of Client's business.

4. Client agrees to abide by the National Labor Relations Act. Because the decision to operate as a union or a non-union business is a core business decision belonging solely to Client, Client is responsible for all decisions related to a union organizing campaign, the negotiation of a collective bargaining agreement, and the processing of grievances and arbitrations under the collective bargaining agreement.

5. Client agrees to permit Abet Solutions to collect payments for administrative service fees and direct costs when due and payable, and for direct costs, in advance of disbursement. Any amount not paid when due, whether because of insufficient funds or a delay on Client’s part, will be assessed a late charge of [***] percent or the maximum allowable by law. The payment of a late charge does not prevent a default under this Agreement, or the enforcement of any remedies upon default including termination of this Agreement. Client acknowledges that the prices of Abet Solutions’ services will include a variable rate markup of between [***]%- [***]% of direct expenses administered by Abet Solutions, exclusive of payroll and benefit expense; and is subject to adjustment (i.e., upward or downward) at Abet Solutions’ sole discretion upon [***] days’ written notice to Client. Client acknowledges and agrees that these administrative service fees are necessary and reasonable for Abet Solutions services.

IV. General Provisions

1. These Sections describe the scope of each party's indemnification obligations. Each party agrees to promptly notify the other of any claim or judgment to which this indemnification provision may apply. Further, the parties agree with respect to any liability, expense, loss, or claim set forth in this Section IV(1), the indemnified party shall give the indemnifying party reasonable cooperation and sole control of defense and settlement (provided the indemnifying party will not settle any claim that does not include the full and unconditional release of the other party without the prior written consent of the other party, which consent will not be unreasonably withheld). Each party's indemnification obligation survives the termination or expiration of the Agreement.

a) Client agrees to indemnify, protect, defend, release, and hold Abet Solutions, its parent, subsidiaries, affiliates, employees, directors, officers, and agents harmless from and against any and all third party liability, expenses (including attorney's fees and court costs), losses, and claims for damage of any nature whatsoever, whether direct or indirect, as though expressly set forth and described herein, which Abet Solutions may incur, suffer, become liable for or which may be asserted against Abet Solutions arising from or in connection with (i) Client's negligent, fraudulent, willful, or reckless performance or nonperformance of any of its responsibilities or obligations under this Agreement; (ii) any actions or inactions of Client's co-employees, officers, directors, agents, or independent contractors, including without limitation, negligence, errors or omissions, tortious conduct, violation of any statute, law, or regulation, or criminal or dishonest activity, while under the supervision, direction, or control of Client; (iii) Client's noncompliance with any of the responsibilities enumerated in Abet Solutions’ Responsibilities, Section 6 to the extent that Client has direction and control of such responsibility; (iv) Client's business, product, or service, claims for defective products or services rendered at or produced by the operations at the worksite, and the fiscal integrity of Client; (v) any negligence, tortious conduct, violation of statute, law, or regulation, criminal or dishonest activity attributed to Client; (vi) any claims based on facts or circumstances relating to Client's activities that occurred or existed prior to the Effective Date; or (vii) Client's failure to adhere to Abet Solutions’ procedures or recommendations regarding employment practices.

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b) Abet Solutions agrees to indemnify, protect, defend, release, and hold Client, its parent, subsidiaries, affiliates, employees, directors, officers, and agents harmless from and against any and all third party liability, expenses (including attorney's fees and court costs), losses, and claims for damage of any nature whatsoever, whether direct or indirect, as though expressly set forth and described herein, which Client may incur, suffer, become liable for or which may be asserted against Client arising from or in connection with (i) Abet Solutions’ negligent, fraudulent, willful, or reckless performance or nonperformance of any of its responsibilities or obligations under this Agreement; (ii) any actions or inactions of any of Abet Solutions’ Corporate Employees, Abet Solutions’ officers or directors, as well as agents or independent contractors engaged by Abet Solutions, including without limitation, negligence, errors or omissions, tortious conduct, violation of any statute, law, or regulation, criminal or dishonest activity, while under the supervision, direction, or control of Abet Solutions; (iii) Abet Solutions’ noncompliance with any of the responsibilities enumerated in Abet Solutions’ Services and Responsibilities, Section 5 to the extent that Abet Solutions has direction and control of such responsibility; (iv) any negligence, tortious conduct, violation of statute, law, or regulation, criminal or dishonest activity attributed to Abet Solutions, or (v) any claims based on facts or circumstances relating to Abet Solutions’ activities that occurred or existed prior to the Effective Date.

2. The parties represent that each is a legal entity authorized to conduct business in the state where the services of this Agreement will be performed, that it will maintain its licenses and authorities to so operate at all times at its sole cost, and that the officers who sign on behalf of the party are duly authorized to enter into this Agreement.

3. Neither party shall hold itself out as an agent of the other party, directly or indirectly, and neither party is authorized to bind the other party in any fashion (either through representations or its actions) unless such act is specifically authorized and ratified by the other party in writing or such act is required as part of the payroll processing or administrative services expressly set forth and described in this Agreement.

4. This Agreement is a professional services contract and is not transferable or assignable by Client without Abet Solutions’ prior written consent. Client cannot assign the services of Client personnel to anyone without Abet Solutions’ prior written consent except as needed in the normal course of business. Abet Solutions may, however, assign this Agreement to any of its subsidiaries or affiliates without the prior written consent of Client so long as Abet remains primarily responsible for the performance of the obligations under this Agreement. Notwithstanding the foregoing, Client may assign or transfer this Agreement without Abet Solutions’ prior written consent in connection with the sale of all or substantially all of Client’s assets to which this Agreement relates, which includes but is not limited to the right to assign and transfer this Agreement to Venetian-1 Acquisition Corp. and/or its subsidiary company in the contemplated reverse acquisition. This Agreement is for the mutual benefit of the parties and does not create rights of any kind in a third party.

5. This Agreement constitutes the entire agreement between the parties regarding this subject matter and supersedes any other agreement between them, whether oral or written. Any modification to the Agreement must be in writing and signed by the party against which enforcement is to be sought. Failure by either party to act when required or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach.

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6. The rights and remedies provided by this Agreement are not exclusive. Abet Solutions is entitled to any rights or remedies created by law (whether currently existing or created in the future) as well as those contained in this Agreement. Institution of an action to collect payment of an amount in default at law or the obtaining of a judgment in such action will not be deemed to be an election of remedies by Abet Solutions. Such action will not prevent Abet Solutions from pursuing other remedies available to it at law or in equity. Should any part of this Agreement be held to be invalid or unenforceable, the balance of this Agreement remains in force and stands as if the unenforceable part did not exist.

7. The Agreement is governed by, and will be construed in accordance with, the laws of California, both substantive and remedial, without reference to any choice of law or jurisdictional conflict of law principles. All suits and special proceedings arising out of the Agreement must be brought in the courts in and for San Diego County, California, or the United States District Court for the Southern District of California. Each party agrees to the exercise of personal jurisdiction by any court of competent jurisdiction described in the prior sentences.

8. In the event of any litigation arising out of or related to this Agreement, the prevailing party will be entitled to an award of attorneys' fees and costs incurred at all trial and appellate levels. Further, if any payments are not made when due and the payments are collected by or through an attorney, Client agrees to pay all expenses and costs of collection, including attorney's fees and court courts.

9. This Agreement may be executed in two or more counterparts, each of which will constitute an original but taken together constitutes an entire agreement. Any notice by this Agreement will be delivered to Abet Solutions and to Client at the respective address and person designated below. The captions in this Agreement are provided for convenience only and are not part of the terms and conditions of this Agreement.

10. No termination or expiration of this Agreement affects or impairs the obligations, duties, indemnities, and liabilities of Client, or the rights of Abet Solutions relating to any unpaid obligations. These obligations, duties, indemnities, and liabilities will not terminate or expire, but rather survive such termination or expiration and continue in full force and effect until the longer of (i) such time as all the obligations have been paid in full, or (ii) such time as is expressly provided in this Agreement.

11. Either party may terminate the Agreement by giving [***] written notice. Such notice period will begin on the first calendar day of the month following delivery of a termination notice, and become effective [***] thereafter. Abet Solutions may terminate this Agreement at any time if there is Cause by giving Client [***] written notice, unless such Cause is cured within the [***] notice period; provided, however, that Abet Solutions may terminate this Agreement at any time upon Client's filing for relief under the U.S. Bankruptcy Code. Cause means the following: non-payment when due of any amount payable under this Agreement, a material violation of law, nonperformance of any Client obligation of this Agreement, Client’s breach of a material term of this Agreement, or Client's filing for relief under the U.S. Bankruptcy Code or seeking the appointment of a receiver or trustee. Upon termination, Abet Solutions will have all of the rights and remedies available under applicable law, whether in law or in equity, including, but not limited to, and without further notice or demand to Client: (i) all obligations evidenced hereby, together with all accrued but unpaid charges, will immediately become due and payable and may be collected forthwith, regardless of the due date; (ii) to set off and deduct any amount due under this Agreement from any account or deposit that Client may have with Abet Solutions or other monies to which Abet Solutions may be entitled from Client (including pursuant to a draw on a letter of credit); (iii) to institute legal proceedings against Client, and any other individual or entity which may be primarily or secondarily liable under this Agreement, to collect any amounts owed under this Agreement; and (iv) to declare all other obligations of Client to Abet Solutions to be immediately due and payable. Interest will accrue on any outstanding balance of the obligations due under this Agreement from the date of any default hereunder and for so long as such default continues at the highest default rate allowable under applicable law.

12. Upon termination of the Agreement, the co-employment arrangement ends and Client personnel will continue to be Client employees. In the case of termination of the Agreement, the Client personnel are no longer co-employees of Abet Solutions. Upon termination of this Agreement, (i) Abet Solutions will cause the termination of all policies and/or endorsements covering Client and the Client personnel and (ii) Client shall be responsible for payroll, workers' compensation, employee benefits, etc., for the co-employees.

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Administrative Services & Co-Employment Agreement

Abet Solutions and Client execute this Agreement, in their respective corporate names by their duly authorized officers effective on the date and time first written above.

Lomond Therapeutics, Inc.

By Nikolay Savchuk, its CEO

/s/ Nikolay Savchuk
Date: October 17, 2024

Abet Solutions Inc

by Ronald Demuth, its CEO

/s/ Ronald Demuth
Date: October 18, 2024

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